Exhibit 99.1
Bulletin No.: 2009-05
February 26, 2009

TO:	STOCKHOLDERS

SUBJECT:	First Quarter 2009 Dividend, 2008 Operating Results & 2009 Outlook
Overview
The following components of the 2008 operating results for the Federal Home Loan Bank of Dallas (Bank) are discussed in more detail below and summarized in the accompanying tables.
•	The Bank ended 2008 with total assets of $78.9 billion and total advances of $60.9 billion, down from $85.7 billion and $68.0 billion, respectively, at September 30, 2008, but a net increase from $63.5 billion and $46.3 billion, respectively, at the end of 2007.
•	The Bank’s net income for 2008 was $79.3 million, including $150.4 million of net interest income and $6.7 million in net gains on derivatives and hedging activities.
•	For the fourth quarter of 2008, the Bank recorded a net loss of $67.6 million, including $64.4 million of losses on derivatives and hedging activities, primarily due to hedge ineffectiveness, and negative net interest income of $11.6 million caused primarily by negative carry on debt issued to ensure the Bank had sufficient liquidity to meet member advance demand across year-end.
•	None of the Bank’s mortgage-backed securities have been determined to be other-than-temporarily-impaired (OTTI).
•	The Bank will pay a dividend at an annualized rate equal to 0.50 percent on March 31, 2009, consistent with the benchmark average effective federal funds rate for the fourth quarter of 2008, and currently anticipates paying dividends throughout 2009 at rates consistent with the average effective federal funds rate.
•	The Bank contributed $8.9 million from 2008 earnings to its Affordable Housing Program (AHP) for future distribution.
First Quarter 2009 Dividend
The Bank’s Board of Directors has declared a dividend in the form of capital stock for the first quarter of 2009 at an annualized rate of 0.50 percent, which approximates the average effective federal funds rate for the fourth quarter of 2008. The first quarter dividend, applied to average capital stock held during the period from October 1, 2008 through December 31, 2008, will be paid on March 31, 2009.

Bulletin 2009-05
February 26, 2009

Fourth Quarter and Full-Year 2008 Operating Results
Assets and Advances. Total assets at December 31, 2008 were $78.9 billion, compared with $85.7 billion at September 30, 2008 and $63.5 billion at December 31, 2007. The decrease in total assets for the fourth quarter and the increase for the annual period were driven primarily by changes in the Bank’s advances to member institutions. Advances were $60.9 billion at December 31, 2008, compared with $68.0 billion at September 30, 2008 and $46.3 billion at December 31, 2007.
The growth in advances for 2008 reflected in part the unsettled nature of the capital markets throughout the year and the relative attractiveness of advances as a source of liquidity and long term funding for member institutions. Member demand for advances peaked near the end of the third quarter when conditions in the financial markets were particularly unsettled and declined during the fourth quarter as market conditions calmed somewhat.
Advances grew for the year for both community financial institutions (members with average total assets less than $1.0 billion) and for larger institutions. Throughout this period of difficult market conditions, the Bank has remained committed to fulfilling its mission of providing liquidity and longer term funding, secured by high quality mortgage and other collateral, to its member institutions so they can provide credit to the communities they serve.
Full Year 2008 Operating Results. For the full year, the Bank’s net income was $79.3 million, which represented a return on members’ capital stock investment of 2.73 percent, which exceeded the benchmark average effective federal funds rate of 1.92 percent for the year. The Bank’s 2008 net income included $150.4 million in net interest income, and $6.7 million in net gains on derivatives and hedging activities.
The Bank’s 2008 net income included significant fluctuations in net gains and losses on derivatives and hedging activities between the third and fourth quarters, and negative net interest income for the fourth quarter. As described below, the fluctuations in the Bank’s net gains and losses on derivatives and hedging activities for the third and fourth quarters of 2008 were attributable in large part to the volatility in LIBOR rates during those periods. The negative net interest income for the fourth quarter resulted largely from actions the Bank took to ensure its ability to provide liquidity to its members during a period of unusual market disruption.
Fourth Quarter 2008 Operating Results. Consistent with the Bank’s expectations, which were described in Bulletin 2008-20 (dated December 29, 2008), the Bank recorded a net loss of $67.6 million for the fourth quarter of 2008 following net income of $75.1 million for the third quarter. Two primary factors had a negative impact on the Bank’s fourth quarter 2008 operating results. The largest component of the Bank’s total net loss for the fourth quarter was a loss of $64.4 million (before AHP and REFCORP assessments) from derivatives and hedging activities, which more than reversed a $56.3 million gain from these activities for the third quarter. As noted above, for the full year the Bank recorded net gains of $6.7 million on derivatives and hedging activities (before AHP and REFCORP assessments).

Bulletin 2009-05
February 26, 2009

Hedge Ineffectiveness. As described more fully in Bulletin 2008-20, the net gains and losses from derivatives and hedging activities for the third and fourth quarters of 2008 were largely unrealized and transitory. They included a $60.9 million unrealized gain in the third quarter and a $122.4 million unrealized loss in the fourth quarter related to hedge ineffectiveness on interest rate swaps used to convert approximately $40 billion of fixed rate bonds to LIBOR floating rates. Those unrealized gains and losses were attributable in large part to the unusual fluctuations in three-month LIBOR rates, which spiked to 4.05 percent at the end of September and fell to 1.43 percent at December 31. In addition, the Bank recorded a $17.3 million loss in the third quarter and a $60.0 million gain in the fourth quarter related to fair value changes on stand alone derivatives. The magnitude of the periodic fluctuations in the Bank’s unrealized gains and losses from hedge ineffectiveness in the future will continue to be driven largely by the volatility of LIBOR rates.
Net Interest Income. As also described in Bulletin 2008-20, the second factor that had a negative impact on fourth quarter 2008 results was the sharp decline in short term asset yields during the quarter. At the height of the credit market disruptions in the early part of the fourth quarter, and in order to ensure that the Bank would have sufficient liquidity on hand to fund member advances throughout the year-end period, the Bank replaced short term liabilities with new issues of debt with maturities that extend into 2009. As yields subsequently declined sharply on the Bank’s short term assets, including overnight federal funds sold and short term advances to members, this debt was carried at a negative spread. The negative spread associated with the investment of this debt in low-yielding short term assets was a significant contributor to negative net interest income of $11.6 million for the fourth quarter of 2008. As the Bank replaces the debt issued in late 2008 with lower cost short term debt during the early part of 2009, the Bank expects the negative spread on its short term assets to diminish.
OTTI Analysis. In connection with finalizing its financial results for the fourth quarter of 2008, the Bank also updated its evaluation of its non-agency residential mortgage-backed securities (RMBS) to determine whether any of the securities had become other-than-temporarily-impaired. As part of this evaluation, the Bank performed cash flow analyses of the individual loans underlying each security under various combinations of default, loss severity and prepayment assumptions to evaluate the potential credit performance of the loans, and analyzed the adequacy of the credit enhancement of each security to protect against losses on the underlying loans. Based on its year-end 2008 analysis, the Bank does not believe that losses on any securities it holds are probable and, therefore, has not recognized any OTTI charges.
Retained Earnings and Capital Compliance. The Bank’s net income for 2008 was $79.3 million, and the Bank paid $75.1 million in dividends to its members during the year. As a result of these earnings and dividend payments, the Bank’s retained earnings increased from $211.8 million at December 31, 2007 to $216.0 million at December 31, 2008. The Bank was in compliance with all of its capital requirements at December 31, 2008.
More detail regarding the Bank’s operating results for 2008 will be available in the Bank’s annual report for the year ended December 31, 2008 (the 2008 10-K), which the Bank expects to file with the Securities and Exchange Commission (SEC) in late March 2009. Once filed, the 2008 10-K will be available on both the Bank’s web site (www.fhlb.com) and the SEC’s web site (www.sec.gov).

Bulletin 2009-05
February 26, 2009

2009 Outlook
The volatility of short term LIBOR rates and deteriorating conditions in the debt markets that drove the Bank’s earnings results during the third and fourth quarters of 2008 have improved during the first two months of 2009. Although credit markets may remain somewhat unsettled for a period of time, the Bank currently anticipates less volatility and better conditions in the debt markets than it experienced in late 2008. At the same time, prospects for future housing market conditions, which will influence whether the Bank will record any OTTI charges related to its non-agency RMBS in the future, remain uncertain. While the Bank currently anticipates that its earnings in 2009 will be less volatile than in the last two quarters of 2008, there can be no assurances about the impact of future conditions in the credit and housing markets on the Bank’s results.
For some time, the Bank’s dividend target has been to pay dividends at rates that approximate the average effective federal funds rate. While there can be no assurances about 2009 earnings, dividends, or regulatory actions, the Bank currently anticipates that its 2009 earnings will be sufficient both to continue paying dividends at a target rate that approximates the average effective federal funds rate for the applicable quarterly periods of 2009 and to continue building retained earnings.
The Bank’s Board of Directors and management sincerely appreciate our members’ business and support of the Bank as we have collectively worked our way through the extraordinary credit market events of the last 18 months. We take seriously our commitment to be a stable source of reasonably priced credit for our members, and we are working hard to ensure that we can continue to meet your needs for funding and other financial services in the future. If you have any questions about the information in this bulletin, please feel free to contact your Member Sales Officer at 800.442.9841.
Sincerely,

/s/ Terry Smith

Terry Smith President and Chief Executive Officer
Forward-Looking Information
This Bulletin contains forward-looking statements that reflect current beliefs and expectations of the Bank about its future results, performance, liquidity, financial condition, prospects and opportunities, including the prospects for the payment of future dividends. These statements are identified by the use of forward-looking terminology, such as “anticipates,” “plans,” “believes,” “could,” “estimates,” “may,” “should,” “would,” “will,” “expects,” “intends” or their negatives or other similar terms. The Bank cautions that forward-looking statements involve risks or uncertainties that could cause the Bank’s actual future results to differ materially from those expressed or

Bulletin 2009-05
February 26, 2009

implied in these forward-looking statements, or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. As a result, undue reliance should not be placed on such statements.
These risks and uncertainties include, without limitation, evolving economic and market conditions, political events, and the impact of competitive business forces. The risks and uncertainties related to evolving economic and market conditions include changes in interest rates, changes in the Bank’s access to the capital markets, changes in the cost of the Bank’s debt, adverse consequences resulting from a significant regional or national economic downturn, credit and prepayment risks, or changes in the financial health of the Bank’s members or non-member borrowers. Among other things, political events could possibly lead to changes in the Bank’s regulatory environment or its status as a government-sponsored enterprise, or to changes in the regulatory environment for the Bank’s members or non-member borrowers. Risks and uncertainties related to competitive business forces include the potential loss of large members or large borrowers through acquisitions or other means or changes in the relative competitiveness of the Bank’s products and services for member institutions. For a more detailed discussion of the risk factors applicable to the Bank, see “Item 1A — Risk Factors” in Part 1 of the Bank’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) on March 28, 2008 and “Item 1A — Risk Factors” in Part II of the Bank’s Quarterly Report on Form 10-Q filed with the SEC on November 14, 2008. The Bank undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changed circumstances, or any other reason.

Bulletin 2009-05
February 26, 2009

FEDERAL HOME LOAN BANK OF DALLAS
Selected Financial Data
(Dollars in thousands)

Balance Sheet	December 31, 2008	September 30, 2008	December 31, 2007
ASSETS
Advances	$60,919,883	$68,001,686	$46,298,158
Investments (1)	17,388,015	17,131,287	16,400,655
Mortgage loans held for portfolio, net	327,059	338,416	381,468
Total assets	78,932,898	85,729,612	63,458,256

LIABILITIES
Consolidated obligations, net	73,359,015	77,794,284	56,974,812
CAPITAL
Total capital stock	3,223,830	3,355,054	2,393,980
Retained earnings	216,025	298,407	211,762
Total capital	3,438,420	3,650,276	2,605,172
Total liabilities and capital	78,932,898	85,729,612	63,458,256

	Three Months Ended	Year Ended
Income Statement	December 31, 2008	December 31, 2008
Total interest income	$580,577	$2,294,736
Total interest expense	592,151	2,144,378
Net interest income	(11,574)	150,358
Net gains (losses) on derivatives and hedging activities	(64,365)	6,679
Affordable Housing Program	(7,498)	8,949
REFCORP	(16,889)	19,835
Total assessments	(24,387)	28,784
Net income (loss)	(67,558)	79,341

(1) Investments consist of held-to-maturity securities, available-for-sale securities, trading securities, interest-bearing deposits, Federal funds sold and loans to other FHLBanks.